Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Semiconductor Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the National Semiconductor Corporation 2007 Employees Equity Plan and amendment of the 2005 Executive Officer Equity Plan, of our reports dated July 23, 2007 with respect to the consolidated balance sheets of National Semiconductor Corporation and subsidiaries (the Company) as of May 27, 2007 and May 28, 2006, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended May 27, 2007, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of May 27, 2007, and the effectiveness of internal control over financial reporting as of May 27, 2007, which reports appear in the 2007 Annual Report on Form 10-K of National Semiconductor Corporation.

As discussed in note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, applying the modified prospective method at the beginning of fiscal year 2007.

//s// KPMG LLP

Mountain View, California

October 9, 2007